Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International Regains NASDAQ Compliance

Vancouver, BC, June 9, 2025 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced that it received formal notice from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with the minimum closing bid price of US$1.00 per share listing requirement (Nasdaq Listing Rule 5550(a)(2)) and the matter is now closed.

About Village Farms International

Village Farms leverages decades of experience in Controlled Environment Agriculture as a large-scale, vertically-integrated supplier of high-value, high-growth plant-based Consumer Packaged Goods. The Company built a strong foundation as the leading and longest-tenured fresh produce supplier to grocery and large-format retailers throughout the US and Canada, but now focuses its agricultural expertise on high-growth cannabinoid opportunities internationally.

In Canada, the Company's wholly owned Canadian subsidiary, Pure Sunfarms, is one of the single largest cannabis operations in the world (2.2 million square feet of greenhouse production), the lowest-cost producer and one of Canada’s best-selling brands. The Company owns an incremental 2.6 million square feet of greenhouse capacity in Canada for future expansion, and also owns 80% of Québec-based, Rose LifeScience, a leader in the commercialization of cannabis products.

Internationally, Village Farms is targeting selected, nascent, legal cannabis opportunities with significant growth potential. The Company exports medical cannabis from its EU GMP certified facility in Canada to international markets including Germany, the United Kingdom, Israel, Australia, and New Zealand. The Company is expanding its export business to new countries and customers, and making select investments in international production assets. In Europe, wholly-owned Leli Holland has one of 10 licenses to grow and distribute recreational cannabis within the Dutch Coffee Shop Experiment.

In the US, wholly-owned Balanced Health Botanicals is one of the leading CBD and hemp-derived brands and e-commerce platforms in the country. Subject to compliance with all applicable US federal and state laws and stock exchange rules, Village Farms plans to enter the US THC market via multiple strategies, leveraging its Texas-based greenhouse assets (2.2 million square feet of existing greenhouse capacity and 950 acres of owned, unoccupied land for future expansion).

Village Farms Clean Energy (VFCE), through a partnership with Atlanta-based Terreva Renewables, creates renewable natural gas from landfill gas at its Delta RNG facility. VFCE receives royalties on all revenue generated. This partnership reduces Vancouver’s greenhouse gas emissions by 475,000 metric tons of CO2 per year, equivalent to removing more than 100,000 vehicles off the road or the energy use equivalent of powering 51,300 homes for one year.

The Company also holds a 37.9 percent equity ownership interest in Vanguard Food LP, a privately held joint venture with private investment firms which seeks to create a premier branded CPG foods company through M&A. Vanguard Food LP expects to continue acquiring other produce assets and operations with the support of its private investment firm partners, and will review various products and companies across many production methods while expanding its platform.

Contact Information

Sam Gibbons

Senior Vice President, Corporate Affairs

Phone: (407) 936-1190 ext. 328

Email: sgibbons@villagefarms.com